Exhibit 2.3

Execution Version

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 20, 2018, by and among General Electric Company, a New York corporation (the “Company”), and each of the Persons listed on Schedule 1 hereto (each, a “Stockholder” and, collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Westinghouse Air Brake Technologies Corporation, a Delaware corporation (“Parent”), Wabtec US Rail Holdings, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), the Company and Transportation Systems Holdings Inc., a Delaware corporation and a wholly owned Subsidiary of the Company (“SpinCo”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into SpinCo (the “Merger”) with SpinCo surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, as of the date hereof, each of the Stockholders is the Beneficial Owner (as defined herein) of such Stockholder’s Existing Shares (as defined herein);

WHEREAS, as a condition and inducement to the Company entering into the Merger Agreement, the Company has required that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement and abide by the covenants and obligations with respect to such Stockholder’s Covered Shares (as defined herein); and

WHEREAS, the Board of Directors of Parent has adopted the Merger Agreement and approved the transactions contemplated thereby, and has approved the execution and delivery of this Agreement in connection therewith, understanding that the execution and delivery of this Agreement by each of the Stockholders is a material inducement and condition to the Company’s willingness to enter into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.01. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that Parent shall not be deemed an

Affiliate of any Stockholder. For purposes of this Agreement, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Covered Shares” means, with respect to a Stockholder, the specified Stockholder’s Existing Shares (subject to any Permitted Transfer by such Stockholder of all or a portion of such Existing Shares), together with any shares of Parent Common Stock or other capital stock of Parent and any shares of Parent Common Stock or other capital stock of Parent issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Parent Common Stock or other capital stock of Parent, in each case that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Existing Shares” means, with respect to a Stockholder, the shares of Parent Common Stock set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Expiration Time” means the earliest of (a) the date on which the Parent Stockholder Approval is obtained, (b) the time at which the Merger Agreement is terminated in accordance with its terms and (c) one year after the time either the Company or Parent sends a notice of termination of the Merger Agreement to the other party (a “Notice of Termination Event”) that is not withdrawn prior to the end of such one-year period.

“Faiveley Entities” means Financiére Faiveley S.A. and Famille Faiveley Participations S.A.S.

“Faiveley Shareholders Agreement” means the Shareholder Agreement, dated October 6, 2016, among Parent, the Faiveley Entities and the other parties thereto, as in effect on the date hereof.

“Permitted Transfer” means (a) with respect to any Stockholder, (i) a Transfer of Covered Shares by a Stockholder to an Affiliate of such Stockholder, or (ii) with respect to any Stockholder that is an individual, a Transfer of Covered Shares (A) to any member of such Stockholder’s immediate family or to a trust solely for the benefit of such Stockholder and/or any member of such Stockholder’s immediate family, (B) to any Person for bona fide estate planning purposes or (C) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the Applicable Laws of intestate succession, (b) with respect to any Faiveley Entity, a Transfer of Covered Shares that is permitted under the Faiveley Shareholders Agreement without Parent’s approval, or (c) with respect to any Stockholder, a Transfer of Covered Shares to any third party so long as after giving effect to such Transfer such Stockholder (together with any transferee of such Stockholder pursuant to the foregoing clause (a) or (b)) continues to have Beneficial Ownership and record ownership of a number of shares of Parent Common Stock at least equal to 90% (or, if the Transfer occurs after a Notice of Termination Event and prior to the withdrawal of the related notice of termination, 80%) of such Stockholder’s Existing Shares, provided that (x) in the case of clause (a)(i), such Affiliate shall remain an Affiliate of such Stockholder at all times following such Transfer and (y) in the case of both clauses (a) and (b) (but, in the case of clause (b), only in connection with a Transfer to a “Permitted Transferee” (as defined in the Faiveley Shareholders Agreement)), prior to the effectiveness of such Transfer, such transferee executes and delivers to the Company a written agreement, in form and substance reasonably acceptable to the Company, to assume all of such Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by the terms of this Agreement, with respect to such Covered Shares, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of itself and such Covered Shares as such Stockholder shall have made hereunder.

“Representatives” means, with respect to a Person, the officers, directors, employees, agents, advisors and Affiliates of such Person.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, create any Lien upon, hypothecate or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.01. Agreement To Vote.

(a) Each Stockholder (severally and not jointly) hereby irrevocably and unconditionally agrees that until the Expiration Time, at the Parent Stockholder Meeting and at any other meeting of the stockholders of Parent, however called, in each case including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause such Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, all of such Covered Shares (A) in favor of the approval of the Parent Share Issuance, the Parent Charter Amendment and any related action reasonably requested by the Company in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone the Parent Stockholder Meeting to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the Parent Stockholder Meeting is held to vote upon any of the foregoing matters, (B) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent contained in the Merger Agreement or of such Stockholder contained in this Agreement, and (C) against any Acquisition Proposal or Superior Proposal and against any other action, agreement or transaction involving Parent or any of its Subsidiaries that would reasonably be expected to materially impede, interfere with, delay, postpone, adversely affect or otherwise materially adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the performance by Parent of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement.

(b) Each Stockholder hereby agrees (i) not to commence or participate in and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, SpinCo or any of their respective Affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of Parent in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

(c) The obligations of each Stockholder specified in this Section 2.01 shall apply whether or not the Parent Share Issuance, the Parent Charter Amendment or any action described above is recommended by the Board of Directors of Parent (or any committee thereof).

Section 2.02. No Inconsistent Agreements. Except for this Agreement, each Stockholder (severally and not jointly) hereby covenants and agrees that such Stockholder shall not, at any time prior to the Expiration Time (a) enter into any voting agreement or voting trust with respect to the Covered Shares of such Stockholder, (b) grant a proxy (except pursuant to Section 2.03), consent or power of attorney with respect to the Covered Shares of such Stockholder, or (c) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude such Stockholder from Transferring Covered Shares pursuant to a Permitted Transfer. Each Stockholder (severally and not jointly) hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Stockholder’s Covered Shares.

Section 2.03. Proxy. Until the Expiration Time, each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, to vote such Stockholder’s Covered Shares regarding the matters referred to in Section 2.01 as provided therein prior to the Expiration Time at the Parent Stockholder Meeting and at any annual or special meeting of stockholders of Parent (or adjournments or postponements thereof) at which any of the matters described in Section 2.01 is to be considered; provided, however, that such Stockholder’s grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, such Stockholder has not delivered to the Secretary of Parent at least ten Business Days prior to the meeting at which any of the matters described in Section 2.01 is to be considered a duly executed irrevocable proxy card validly directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.01. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company to enter into the Merger Agreement and shall be irrevocable prior to the Expiration Time, at which time any such proxy shall terminate. Each Stockholder (solely in its capacity as such) shall take such further actions or execute such other instruments as may be necessary to effectuate the intent of this proxy. The Company may terminate this proxy with respect to any such Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Stockholder (severally and not jointly) hereby represents and warrants to the Company as follows:

Section 3.01. Authorization; Validity of Agreement. If such Stockholder is an entity, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to the Bankruptcy Exceptions). If such Stockholder is married and such Stockholder’s Covered Shares constitute community property under Applicable Law, this Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse (subject to the Bankruptcy Exceptions).

Section 3.02. Ownership; Voting Agreements; Proxies. Unless Transferred pursuant to a Permitted Transfer, and except for Erwan Faiveley and the Faiveley Entities in respect of sub-paragraph (b):

(a) (i) Such Stockholder’s Existing Shares are, and all of the Covered Shares Beneficially Owned by such Stockholder from the date hereof through and at the Expiration Time will be, Beneficially Owned by such Stockholder and (ii) such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Liens other than (x) pursuant to this Agreement, under applicable federal or state securities laws or pursuant to any written policies of Parent only with respect to restrictions upon the trading of securities under applicable securities laws or (y) Liens that would not, individually or in the aggregate, impair such Stockholder’s ability to comply with its obligations under this Agreement.

(b) As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Parent Common Stock (or any other equity interests of Parent) Beneficially Owned by such Stockholder and all of the shares of Parent Common Stock (or any other equity interests of Parent) owned of record by such Stockholder. No proxies, powers of attorney, instructions or other requests given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares, if any, are irrevocable.

(c) Unless Transferred pursuant to a Permitted Transfer, after giving effect to the revocation contemplated by the last sentence of Section 2.02, such Stockholder has and will have at all times through the Expiration Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by such Stockholder at all times through the Expiration Time. References to “sole” in this Section 3.02(c) mean, in the case of the Faiveley Entities, “sole or joint”, provided that in the case of joint voting power the fact that it is joint will not prevent the Faiveley Entities from complying with the terms of this Agreement.

Section 3.03. No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (a) conflict with or violate any Applicable Law or, if applicable, any certificate or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of such Stockholder or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Stockholder is a party, or by which it or any of its properties or assets may be bound.

Section 3.04. Consents and Approvals. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any required reports or information with the SEC.

Section 3.05. Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to materially impair or materially delay the performance by such Stockholder of its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.06. Adequate Information. Such Stockholder is a sophisticated holder with respect to the Covered Shares and has adequate information concerning the transactions contemplated by the Merger Agreement and concerning the business and financial condition of Parent and SpinCo to make an informed decision regarding the matters referred to herein and has independently, without reliance upon the Company, and based on such information as such Stockholder has deemed appropriate, made such Stockholder’s own analysis and decision to enter into this Agreement.

Section 3.07. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company, SpinCo, Merger Sub or Parent in respect of this Agreement or the Merger Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 3.08. Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

Section 3.09. No Other Representations. Except for the representations and warranties set forth in this Article 3, no Stockholder makes any express or implied representations or warranties with respect to such Stockholder, the Covered Shares or otherwise.

ARTICLE 4

OTHER COVENANTS

Section 4.01. Prohibition On Transfers; Other Actions. Until the Expiration Time, each Stockholder (severally and not jointly) agrees that it shall not (a) Transfer or permit the Transfer of any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer, (b) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement or (c) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void ab initio. Until the Expiration Time, each Stockholder (severally and not jointly) (i) shall not request that Parent or its transfer agent register the transfer (book-entry or otherwise) of any of such Stockholder’s Covered Shares or any certificate in respect thereof and (ii) hereby consents to the entry of stop transfer instructions by Parent of any transfer of such Stockholder’s Covered Shares, unless, in each case, such transfer is a Permitted Transfer.

Section 4.02 Stock Dividends, Etc. In the event of any change in Parent Common Stock by reason of any reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution, merger or other similar change in capitalization, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.03. No Solicitation; Support Of Acquisition Proposals.

(a) Subject to the provisions of Section 5.02 of this Agreement, prior to the Expiration Time, each Stockholder (severally and not jointly) agrees that it shall not, and shall cause each of its Subsidiaries, Affiliates and Representatives (it being understood that the Company will not deemed to be a Subsidiary, Affiliate or Representative of any of the Stockholders for purposes of this Section 4.03) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person, with respect to the voting of any shares of Parent Common Stock in connection with any vote or other action on any matter, other than to recommend that the stockholders of Parent vote in favor of the approval of the Parent Share Issuance and the Parent Charter Amendment as otherwise expressly provided in this Agreement, (v) approve, adopt, recommend or enter into, or publicly propose to approve, adopt, recommend or enter into, or allow any of its Affiliates to enter into, a merger agreement, letter of intent, term sheet, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, voting, profit capture, tender or other similar contract providing for, with respect to, or in connection with, or that is intended to or could reasonably be expected to result in any Acquisition Proposal, or (vi) agree or propose to do any of the foregoing. Each Stockholder (severally and not jointly) and its Subsidiaries, Affiliates and Representatives shall immediately cease and cause to be terminated all discussions or negotiations with any Person conducted heretofore (other than with the Company) with respect to any Acquisition Proposal, and shall take the necessary steps to inform its Affiliates and Representatives of the obligations undertaken pursuant to this Agreement, including this Section 4.03. Any violation of this Section 4.03 by any such Stockholder’s Affiliates or Representatives shall be deemed to be a violation by such Stockholder of this Section 4.03. Each Stockholder (severally and not jointly) agrees to promptly (and in any event within the next Business Day) notify the Company after receipt of an Acquisition Proposal.

(b) For the avoidance of doubt, for the purposes of this Section 4.03, any officer, director, employee, agent or advisor of Parent (in each case, in their capacities as such) shall be deemed not to be a Representative of any Stockholder.

Section 4.04. Notice Of Acquisitions. Each Stockholder (severally and not jointly) agrees to notify the Company as promptly as reasonably practicable (and in any event within two Business Days after receipt) orally and in writing of the number of any additional shares of Parent Common Stock or other securities of Parent of which such Stockholder acquires Beneficial Ownership on or after the date hereof. For purposes of the preceding sentence, information included in filings of such Stockholder on Form 4 and Schedule 13D, and amendments thereto, made with the Securities and Exchange Commission and publicly available on EDGAR shall be deemed to have been timely provided to the Company provided that such filings are made within the time periods required under Applicable Law.

Section 4.05. Further Assurances. From time to time, at the Company’s reasonable request and without further consideration, each Stockholder (severally and not jointly) agrees to use its reasonable best efforts to cooperate with the Company in making all filings and obtaining all consents of Governmental Authorities and third parties and to execute and deliver such additional documents and take all such further actions as may be necessary or desirable to effect the actions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby authorizes the Company to publish and disclose in any announcement (but in such a case the information shall be provided on an aggregate basis and shall not identify any Stockholder individually) or any disclosure required by the SEC and in the Proxy Statement, Registration Statements and, if necessary, the Schedule TO such Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Termination. This Agreement shall remain in effect until the Expiration Time, at which time this Agreement shall terminate and be of no further force or effect without liability of any party to the other parties hereto; provided that, if such termination resulted from a willful and material breach by any party (or one or more parties), such party (or parties) shall be fully liable for all liabilities and damages incurred or suffered by the other parties as a result of such breach. Nothing in the Merger Agreement shall relieve any Stockholder from any liability arising out of or in connection with a breach of this Agreement.

Section 5.02. No Agreement As Director or Officer. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall limit or restrict a Stockholder in his or her capacity as a director or officer of Parent from (a) acting in such capacity or voting in such capacity in such person’s sole discretion on any matter, including in exercising rights under the Merger Agreement, and no such actions in and of themselves shall be deemed a breach of this Agreement or (b) exercising such Stockholder’s fiduciary duties as an officer or director of Parent or its Subsidiaries (it being understood that this Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of Parent).

Section 5.03. No Ownership Interest. Each Stockholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant the Company any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares. Nothing in this Agreement shall be interpreted as creating or forming a “group” with any other Person, including the Company, for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of Applicable Law.

Section 5.04. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

if to the Company to:

General Electric Company

33-41 Farnsworth Street

Boston, MA 02210

Attention: James M. Waterbury

Facsimile:        +44 207302 6834

E-mail:             jim.waterbury@ge.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:        William L. Taylor

                         Lee Hochbaum

Facsimile:       (212) 701-5133

                         (212) 701-5736

E-mail:            william.taylor@davispolk.com

                         lee.hochbaum@davispolk.com

and

if to a Stockholder, to the applicable address set forth on Schedule 1,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 5.05. Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto (including Schedule 1) or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, law or regulation shall be deemed to refer to such statute, law or regulation as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 5.06. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

Section 5.07. Entire Agreement. This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof.

Section 5.08. Governing Law; Consent To Jurisdiction; Waiver Of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.04 shall be deemed effective service of process on such party.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.09. Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.10. Remedies. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 5.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 5.12. Successors And Assigns; Third Party Beneficiaries. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 5.13. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

GENERAL ELECTRIC COMPANY

By:	/s/ Aris Kekedjian

Name:	Aris Kekedjian
Title:	Vice President

STOCKHOLDER

By:	/s/ Erwan Faiveley
Name: Erwan Faiveley, on behalf of himself

And for and on behalf of

FINANCIÉRE FAIVELEY S.A.,
as its President

And

FAMILLE FAIVELEY PARTICIPATIONS, S.A.S.,
as its President

STOCKHOLDER

By:	/s/ Emilio A. Fernandez
Name: Emilio A. Fernandez

STOCKHOLDER

By:	/s/ David L. DeNinno
Name: David L. DeNinno

STOCKHOLDER

By:	/s/ Lee B. Foster
Name: Lee B. Foster

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

STOCKHOLDER

By:	/s/ William Kassling
Name: William Kassling

STOCKHOLDER

By:	/s/ Albert Neupaver
Name: Albert Neupaver

STOCKHOLDER

By:	/s/ Philippe Alfroid
Name: Philippe Alfroid

STOCKHOLDER

By:	/s/ Patrick D. Dugan
Name: Patrick D. Dugan

STOCKHOLDER

By:	/s/ Stéphanie Rambaud-Measson

Name:	Stéphanie Rambaud-Measson
Title:	COO

STOCKHOLDER

By:	/s/ Brian Hehir
Name: Brian Hehir

STOCKHOLDER

By:	/s/ Robert J. Brooks
Name: Robert J. Brooks

STOCKHOLDER

By:	/s/ Scott E. Wahlstrom
Name: Scott E. Wahlstrom

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

STOCKHOLDER

By:	/s/ Michael W.D. Howell
Name: Michael W.D. Howell

STOCKHOLDER

By:	/s/ Raymond Betler
Name: Raymond Betler

STOCKHOLDER

By:	/s/ Linda S. Harty
Name: Linda S. Harty

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Number of Existing Shares of Parent Common Stock	Address for Notice

Raymond T. Betler	187744	All notices should be sent to the relevant parties identified for all notices to be sent to Parent under the Merger Agreement, as provided in Section 11.01 thereof.
Patrick D. Dugan	75,295
Stéphanie Rambaud-Measson	16,000
David L. DeNinno	65,888
Scott E. Wahlstrom	125,725
Albert J. Neupaver	683,475
Philippe Alfroid	3,380
Robert J. Brooks	472,145
Erwan Faiveley	3,898(1)
Financiére Faiveley S.A. Famille Faiveley Participations	6,305,582(2)
Emilio A. Fernandez	1,388,370.54
Lee B. Foster, II	70,106
Linda S. Harty	6,254
Brian P. Hehir	29,524.54
Michael W.D. Howell	5,650.17
William E. Kassling	1,205,378.20

(1)    For purposes of this Agreement, Erwan Faiveley will not be deemed to Beneficially Own any of the 6,305,582 Existing Shares attributed to Financiére Faiveley S.A. and Famille Faiveley Participations S.A.S. in this table (or any Covered Shares arising therefrom).

(2)    For purposes of this Agreement, Financiére Faiveley S.A. and Famille Faiveley Participations S.A.S. will not be deemed to Beneficially Own any of the 3,034 Existing Shares attributed by Erwan Faiveley in this table (or any Covered Shares arising therefrom).